Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Kenneth Julian 717.730.3683 kjulian@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION COMMENCES TENDER OFFER FOR

ANY AND ALL OF ITS 2.700% SENIOR NOTES DUE 2015

CAMP HILL, PA (June 1, 2015) … Harsco Corporation (NYSE: HSC) today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 2.700% Senior Notes due 2015 (the “Notes”).

The Tender Offer is scheduled to expire at 8:30 a.m., New York City time, June 8, 2015, unless extended or earlier terminated (such time, as may be extended, the “Expiration Time”). Holders who validly tender (and do not validly withdraw) their Notes prior to the Expiration Time will be eligible to receive $1,006.25 for each $1,000 principal amount of such tendered Notes, plus any accrued and unpaid interest up to, but not including, the settlement date.

Tendered Notes may be withdrawn at any time at or prior to (i) the Expiration Time or (ii) if the Tender Offer is extended, the 10th business day after the commencement of the Tender Offer. Tendered Notes may also be withdrawn after the 60th business day after commencement of the Tender Offer if for any reason the Tender Offer has not been consummated within 60 business days after commencement of the Tender Offer. Completion of the Tender Offer is subject to certain market and other conditions, including the consummation of the concurrently announced financing transaction. We expect settlement of the Tender Offer to occur promptly after the Expiration Time, which may be the same day as the Expiration Time, unless the Tender Offer is extended or earlier terminated.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase dated as of June 1, 2015, the related Letter of Transmittal and the Notice of Guaranteed Delivery, copies of which may be obtained from Global Bondholder Services Corporation, the information agent and tender agent and for the Tender Offer, at http://www.gbsc-usa.com/Harsco/, or by telephone at (212) 430-3774 (collect) or at (866) 470-3900 (toll-free).

The Company has retained Citigroup Global Markets Inc. to serve as the dealer manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Citigroup Global Markets Inc. at Attn: Liability Management Group, (800) 558-3745 (toll-free), (212) 723-6106 (collect).

None of the Company, the trustee, the dealer manager or the information agent and tender agent make any recommendations as to whether holders should tender their Notes pursuant to the Tender Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase or sell the Notes or any other securities, nor shall there be any purchase of our Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Tender Offer is being made solely pursuant to the Offer to Purchase dated as of June 1, 2015, the related Letter of Transmittal and the Notice of Guaranteed Delivery, which set forth the complete terms of the Tender Offer.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation, statements regarding the terms of the Tender Offer, that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those reflected in the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. There are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including, without limitation, those set forth in the risk factors listed from time to time in our reports filed with the SEC. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

About Harsco Corporation

Harsco’s diversified services and engineered products serve major industries that are fundamental to worldwide economic progress, including steel and metals production, railways and energy. Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

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